FOR IMMEDIATE RELEASE

BP Midstream Partners LP (NYSE: BPMP)                         Exhibit 99.1

BP MIDSTREAM PARTNERS
REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
•Delivered solid operational and financial results for full year 2020 during a year of unprecedented challenges – remaining focused on safe operations and delivering financial stability
•Maintained financial strength of the Partnership – for the full year 2020:
–Cash available for distribution was approximately $180 million, consistent with guidance
–Robust distribution coverage ratio of 1.2 times; built approximately $28 million of cash during the year – a great outcome in a challenging year
•Declared quarterly cash distribution of 34.75 cents per unit for the fourth quarter 2020, delivering unitholders 5% distribution growth over the full year 2019
•Guidance for full year 2021:
–Adjusted EBITDA and Cash available for distribution expected to be broadly consistent with 2020
–Expect to continue building cash in 2021 – distribution coverage ratio expected to be at the top end of target range of 1.1 - 1.2 times, assuming current distribution level
HOUSTON, February 25, 2021 - BP Midstream Partners LP (“BPMP” or the “Partnership”) today reported results for the fourth quarter and full year 2020.
Commenting on the results, CEO Rip Zinsmeister said: “2020 was a year in which we dealt with unprecedented challenges – from the human tragedy of the COVID-19 pandemic to a historic Atlantic hurricane season. Yet, through all of this uncertainty, we have again demonstrated stability and resilience – a real testament to our high quality assets, the underlying operational and financial strength of the business, and the dedication of the team of people that consistently delivered for us throughout the year. While COVID-19 is still impacting refined products demand, we are optimistic, encouraged by the opportunities we see to build on our track record – continuing to deliver on what we say we are going to do, as you have come to expect from us at BPMP.”
Liquidity position
The Partnership has maintained a strong balance sheet and liquidity position, and has a conservative financial framework.
At the end of the fourth quarter 2020, the Partnership had:
•Cash on hand of $126.9 million, an increase of $28.1 million since year end 2019.
•Receivables of $11.2 million, of which $10.9 million was with affiliates of our investment grade sponsor, bp.
•Long-term debt of $468.0 million, with an available revolver capacity of $132.0 million.
•No principal payments due until 2025.
•Gross debt to Adjusted EBITDA ratio of 2.5 times, well below the 3.5 times target.
•Distribution coverage ratio of 1.32 times, above our target range of 1.1 to 1.2 times.

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Operational results
During the fourth quarter, total pipeline gross throughput was approximately 1.6 million barrels of oil equivalent per day, around 5% higher compared to the third quarter of 2020.
Gross throughput on offshore pipelines was approximately 4% higher in the fourth quarter, compared to the third quarter, largely reflecting:
•Fewer adverse weather events in the Gulf of Mexico compared to the third quarter (although throughput continued to be impacted during the fourth quarter as offshore producers temporarily shut-in production for safety reasons due to hurricanes Delta and Zeta) and the continued ramp-up of production from the Appomattox facility.
•This was partially offset by planned facility maintenance undertaken by offshore producers during the fourth quarter.
Gross throughput on onshore pipelines was approximately 11% higher compared to the third quarter, primarily driven by:
•Higher throughput on BP2, as crude supply optimization at Whiting refinery favored Canadian-sourced barrels. Apportionment on the Enbridge mainline tempered some of this throughput increase.
•This was partially offset by lower throughput on River Rouge, particularly in December, with several key demand centers reinstating COVID-related restrictions during the second half of the quarter, impacting refined products demand. Throughput was also lower on Diamondback due to a slower build in diluent inventories in Canada ahead of peak demand season.
For the full year 2020, total gross throughput was approximately 1.6 million barrels of oil equivalent per day, approximately 4% lower compared to full year 2019.
•Offshore pipeline throughput was adversely impacted by multiple weather events in the Gulf of Mexico during a historic Atlantic hurricane season, as well as planned facility maintenance by offshore producers. This unfavorable impact was partially offset by the continued ramp-up of major projects during the year, including the Appomattox facility.
•Onshore pipeline throughput was also lower, largely due to the impacts of COVID-19 on demand for refined products and refining utilization.
Financial results
GAAP Measures:
•Net income attributable to the Partnership in the fourth quarter was $40.8 million (or $0.37 per unit). Full year results were $168.4 million (or $1.56 per unit).
•Cash from operating activities was $42.1 million for the fourth quarter and $190.4 million for the full year ended December 31, 2020.
•Cash on hand was $126.9 million at December 31, 2020.
•Outstanding borrowings were $468.0 million under our unsecured term loan facility with an affiliate of bp, at December 31, 2020.

Non-GAAP Measures:
•Adjusted EBITDA* attributable to the Partnership in the fourth quarter was $47.2 million. Full year Adjusted EBITDA attributable to the Partnership was $188.9 million.
•Cash available for distribution* attributable to the Partnership generated in the fourth quarter was $49.5 million. Full year Cash available for distribution was $179.6 million.
•Quarterly cash distribution: On January 13, 2021, the board of directors of the general partner of BPMP declared a quarterly cash distribution of $0.3475 per unit for the fourth quarter of 2020.
•Distribution coverage ratio was 1.32 times for the fourth quarter and 1.19 times for the full year.
* Adjusted EBITDA and cash available for distribution are Non-GAAP supplemental financial measures. See reconciliation tables later in this press release.

FOR IMMEDIATE RELEASE

Net income attributable to the Partnership
Net income attributable to the Partnership for the fourth quarter was $40.8 million, approximately 10% lower compared with the third quarter of 2020, and approximately 14% lower than the same period in 2019. Compared with the third quarter 2020, the result reflected:
•lower onshore pipeline revenue, primarily due to lower revenue on River Rouge, consistent with lower throughput during the quarter;
•costs associated with planned pipeline inspections incurred during the quarter; and
•lower net income from equity method investments.

On a full year basis, Net income attributable to the Partnership was $168.4 million, broadly flat compared with 2019.
Adjusted EBITDA attributable to the Partnership
Adjusted EBITDA attributable to the Partnership for the fourth quarter was $47.2 million, slightly higher compared with the third quarter of 2020, and around 13% lower than the same period in 2019. Compared with the third quarter of 2020, the result benefited from increased distributions from interests in offshore pipeline joint ventures.
On a full year basis, Adjusted EBITDA attributable to the Partnership was $188.9 million, only approximately 4% lower compared with 2019 and in line with guidance previously provided. Given the challenges in 2020, this was a great achievement.
Cash available for distribution
Cash available for distribution for the fourth quarter was $49.5 million, 16% higher compared with the third quarter of 2020 and approximately 6% lower than the same period in 2019. Compared with the third quarter 2020, the increase reflected the recognition of cash in the fourth quarter 2020 associated with the portion of River Rouge's volumes above the minimum volume commitment level for the full year 2020, as previously guided.
On a full year basis, Cash available for distribution was broadly flat compared to 2019 at $179.6 million and in line with guidance previously provided.
Guidance
Full year 2021

Adjusted EBITDA attributable to the Partnership	Broadly consistent with 2020[1]
Cash available for distribution	Broadly consistent with 2020[1]
Distribution coverage ratio[2]	Top end of target range of 1.1 - 1.2 times
1Full year 2020 actual result.
2 Assuming a quarterly distribution during 2021 that is consistent with the level of distribution for the fourth quarter of 2020.

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First quarter 2021

Pipeline gross throughput	Higher than 4Q20
Adjusted EBITDA attributable to the Partnership	Lower than 4Q20
Cash available for distribution	Lower than 4Q20
Distribution coverage ratio[1]	Comfortably within target range of 1.1 - 1.2 times
1 Assuming a quarterly distribution for the first quarter of 2021 that is consistent with the level of distribution for the fourth quarter of 2020.

Webcast and conference call

A webcast and conference call will be held at 9:00 a.m. CST on February 25, 2021, hosted by Robert Zinsmeister, chief executive officer; Craig Coburn, chief financial officer; Jack Collins, chief financial officer designate and Geoff Carr, vice president investor relations, to discuss BPMP’s performance in the fourth quarter and full year 2020.

Interested parties may listen to the presentation at www.bpmidstreampartners.com, by clicking on the “2020 Fourth Quarter and Full Year Results Webcast” link, found in the "Events & Presentations" section under the Investor Relations menu option. Financial information, including the earnings release and other investor-related materials, will also be available online. A replay of the webcast will be posted on the BPMP website following the live event. Information on the Partnership's website does not constitute a portion of this press release.

Filing of 2020 Annual Report on Form 10-K

BPMP filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the U.S. Securities and Exchange Commission (“SEC”). BPMP’s Annual Report on Form 10-K is available through its website at bpmidstreampartners.com. The filing can be accessed by selecting the “SEC Filings” link. Also, upon written request, limited partners may receive, free of charge, a printed copy of BPMP’s Annual Report on Form 10-K, which includes audited financial statements. Requests should be communicated in writing to BP Midstream Partners, LP, Attention: Investor Relations, 501 Westlake Park Boulevard, Houston, TX 77079.

About BP Midstream Partners

BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for bp and other customers to transport onshore crude oil production to bp’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

For more information on BPMP and the assets owned by BPMP, please visit www.bpmidstreampartners.com.

Cautionary statement

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “budget”, “continue”, “potential”, “guidance”, “effort”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “seek”, “target”, “begin”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of cash available for

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distribution and level of distributions, financial position, estimated revenues and losses, projected cost, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements represent BPMP’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of BPMP’s control. These risks include, but are not limited to, the following:

•the decline in global crude oil demand and crude oil prices for an uncertain period of time and the potential resulting significant reduction of domestic crude oil and natural gas production and significant declines in the actual or expected volumes transported through our pipelines and/or the reduction of commercial opportunities that might otherwise be available to us.
•uncertainty regarding the easing of restrictions on various commercial and economic activities by applicable authorities, as well as the potential reinstatement of such restrictions, in response to the spread of COVID-19; such restrictions are designed to protect public health but also have the effect of significantly reducing demand for crude oil, natural gas, refined products and diluent.
•uncertainty regarding the future actions of foreign oil producers such as Saudi Arabia and Russia and the risk that they take actions that will prolong or exacerbate the current over-supply of crude oil.
•uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the midstream services we provide and the commercial opportunities available to us.
•the effect of severe weather disruptions on our operations or expansion projects, including on our offshore pipelines in the Gulf of Mexico.
•our inability to perform our obligations under our contracts, whether due to non-performance by third parties, including our customers or counterparties, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors;
•the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, including increased focus by the federal and state governments to develop renewable energy and climate-related policies.; and
•other factors and uncertainties inherent in our business, as discussed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other cautionary statements found in BPMP’s filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2020 filed with SEC on February 25, 2021.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, BPMP does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for BPMP to predict all such factors.

Non-GAAP financial measures

This press release includes the terms Adjusted EBITDA and cash available for distribution. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities,

FOR IMMEDIATE RELEASE

respectively. Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income or net cash provided by operating activities.

Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or cash available for distribution in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References to Adjusted EBITDA refer to net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment and depreciation and amortization, plus cash distributed to the Partnership from equity method investments for the applicable period, less income from equity method investments. We define Adjusted EBITDA attributable to the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to non-controlling interests. We define cash available for distribution as Adjusted EBITDA attributable to the Partnership plus net adjustments from volume deficiency agreements and maintenance capital recovery less maintenance capital expenditures, net interest paid/received, cash reserves, and income taxes paid. Cash available for distribution does not reflect changes in working capital balances.

The Partnership is unable to provide financial guidance for projected net income or net cash provided by operating activities without unreasonable effort, and, therefore, is unable to provide a reconciliation of its Adjusted EBITDA and cash available for distributions projections to net income or net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

The Partnership has not included a reconciliation of projected cash available for distribution to the nearest GAAP financial measure for 2021 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.

Further Information
bp press office: uspress@bp.com
BPMP investor relations: (832) 664-6996 or bpmpir@bp.com

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RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions of dollars, unless otherwise indicated)	2020	2019	2020	2019
Revenue	$33.0	$35.1	$128.9	$128.5
Costs and expenses
Operating expenses	5.1	5.1	19.6	20.0
Maintenance expenses	1.6	0.5	3.8	1.8
General and administrative	3.9	4.3	16.9	16.9
Depreciation	0.5	0.6	2.5	2.6
Impairment and other, net	—	—	—	1.0
Property and other taxes	0.2	0.3	0.7	0.7
Total costs and expenses	11.3	10.8	43.5	43.0
Operating income	21.7	24.3	85.4	85.5
Income from equity method investments	25.1	33.4	110.8	116.7
Interest expense, net	1.1	3.8	7.9	15.1
Net income	45.7	53.9	188.3	187.1
Less: Net income attributable to non-controlling interests	4.9	6.2	19.9	19.2
Net income attributable to the Partnership	$40.8	$47.7	$168.4	$167.9

Net income attributable to the Partnership per limited partner unit - basic and diluted (in dollars):
Common units	$0.37	$0.45	$1.56	$1.58
Subordinated units	$0.37	$0.45	$1.56	$1.58

Distributions declared per limited partner unit (in dollars):
Common units	$0.3475	$0.3475	$1.3900	$1.3193
Subordinated units	$0.3475	$0.3475	$1.3900	$1.3193

Weighted average number of limited partner units outstanding - basic and diluted (in millions):
Common units – public	47.8	47.8	47.8	47.8
Common units – BP Holdco	4.6	4.6	4.6	4.6
Subordinated units – BP Holdco	52.4	52.4	52.4	52.4

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ADDITIONAL FINANCIAL DATA

(in millions of dollars, except per-unit data and ratio data)	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2020
Quarterly distribution declared per unit (in dollars)	$0.3475	$1.3900
Adjusted EBITDA attributable to the Partnership	47.2	188.9
Cash available for distribution attributable to the Partnership	49.5	179.6
Distribution declared:
Limited partner units – public	16.6	66.4
Limited partner units – BP Holdco	19.8	79.2
General partner	1.2	4.8
Total distribution declared	37.6	150.4
Coverage ratio(1)	1.32	1.19

(1)Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

December 31, 2020
Gross debt	$468.0
Annualized Adjusted EBITDA attributable to the Partnership(1)	188.8
Gross debt to Adjusted EBITDA ratio	2.5

(1)Calculated by multiplying Adjusted EBITDA for the quarter by 4.

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RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions of dollars)	2020	2019	2020	2019
Net income	$45.7	$53.9	$188.3	$187.1
Add:
Depreciation	0.5	0.6	2.5	2.6
Interest expense, net	1.1	3.8	7.9	15.1
Cash distribution received from equity method investments	32.1	36.6	125.3	131.4
Less:
Income from equity method investments	25.1	33.4	110.8	116.7
Adjusted EBITDA	54.3	61.5	213.2	219.5
Less:
Adjusted EBITDA attributable to non-controlling interests	7.1	7.3	24.3	23.2
Adjusted EBITDA attributable to the Partnership	47.2	54.2	188.9	196.3
Add:
Net adjustments from volume deficiency agreements	3.7	2.8	—	—
Maintenance capital recovery(1)	0.4	0.3	1.1	0.3
Less:
Net interest paid/(received)	1.2	3.8	11.3	15.1
Maintenance capital expenditures	0.6	0.7	2.1	1.1
Cash reserves(2)	—	—	(3.0)	—
Cash available for distribution attributable to the Partnership	$49.5	$52.8	$179.6	$180.4

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payments(s).

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RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions of dollars)	2020	2019	2020	2019
Net cash provided by operating activities	$42.1	$47.0	$190.4	$189.3
Add:
Interest expense, net	1.1	3.8	7.9	15.1
Distributions in excess of earnings from equity method investments	5.6	3.2	13.0	11.5
Less:
Change in other assets and liabilities	(5.5)	(7.6)	(2.1)	(4.9)
Non-cash adjustments	—	0.1	0.2	0.3
Impairment and other, net*	—	—	—	1.0
Adjusted EBITDA	54.3	61.5	213.2	219.5
Less:
Adjusted EBITDA attributable to non-controlling interests	7.1	7.3	24.3	23.2
Adjusted EBITDA attributable to the Partnership	47.2	54.2	188.9	196.3
Add:
Net adjustments from volume deficiency agreements	3.7	2.8	—	—
Maintenance capital recovery(1)	0.4	0.3	1.1	0.3
Less:
Net interest paid/(received)	1.2	3.8	11.3	15.1
Maintenance capital expenditures	0.6	0.7	2.1	1.1
Cash reserves(2)	—	—	(3.0)	—
Cash available for distribution attributable to the Partnership	$49.5	$52.8	$179.6	$180.4

*This includes $6.0 million of costs related to the Griffith Station Incident (impairment charge of $4.4 million and $1.6 million as a response expense), net of $5.0 million in offsetting insurance receivable. The net charge of $1.0 million reflects our insurance deductible.
(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payment(s).

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SELECTED OPERATING DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
Pipeline throughput (thousands of barrels per day)(1)	2020	2019	2020	2019
BP2	306	302	276	300
Diamondback	52	58	63	63
River Rouge	70	77	69	73
Total Wholly Owned Assets	428	437	408	436

Mars	441	539	490	546

Caesar	157	183	161	194
Cleopatra(2)	19	21	18	24
Proteus	221	224	214	175
Endymion	221	224	214	175
Mardi Gras Joint Ventures	618	652	607	568

Ursa	74	94	78	107

Average revenue per barrel ($ per barrel)(3)
Total Wholly Owned Assets	$0.79	$0.79	$0.77	$0.77
Mars	1.48	1.53	1.35	1.31
Mardi Gras Joint Ventures	0.59	0.61	0.59	0.65
Ursa	0.91	0.89	0.90	0.87

(1)Pipeline throughput is defined as the volume of delivered barrels.
(2)Natural gas is converted to oil equivalent at 5.8 million cubic feet per one thousand barrels.
(3)Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period.

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CAPITAL EXPENDITURES(1) (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions of dollars)	2020	2019	2020	2019
Cash spent on expansion capital expenditures	$0.9	$—	$1.4	$—
Cash spent on maintenance capital expenditures	0.6	0.7	2.1	1.1
Increase/(decrease) in accrued capital expenditures	2.6	(0.2)	3.9	—
Increase in capital expenditures reimbursable to our Parent	0.3	—	0.3	—
Total capital expenditures incurred	$4.4	$0.5	$7.7	$1.1

(1)Capital expenditures presented above are related to the Wholly Owned Assets.

SELECTED BALANCE SHEET DATA (UNAUDITED)

(in millions of dollars)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$126.9	$98.8
Property, plant and equipment, net	67.9	62.7
Total assets	738.9	722.1
Long-term debt - related parties	468.0	468.0
Total equity	254.0	240.2

February 25, 2021

The information in this release reflects the unaudited consolidated financial position and results of BP Midstream Partners LP.